EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: October 21, 2022

Glendon Capital Management, L.P.

By:	/s/ Haig Maghakian
Name: Haig Maghakian
Title: Chief Compliance Officer / General Counsel
By:	/s/ Holly Kim Olson
Name: Holly Kim Olson Title: Individual
Glendon Opportunities Fund, L.P.
By: Glendon Capital Associates, LLC its General Partner

By:	/s/ Haig Maghakian
Name: Haig Maghakian
Title: Authorized Person

Glendon Opportunities Fund II, L.P.
By: Glendon Capital Associates II, LLC its General Partner

By:	/s/ Haig Maghakian
Name: Haig Maghakian
Title: Authorized Person